Exhibit 99.1

FOR RELEASE:                        CONTACT:
Date:   October 22, 2002            Lisa Lopez
Time:   1:00 pm (EST)               Tel.   (781) 356-9517
                                    Alternate Tel.   (617) 320-2401
                                    fallon@haemonetics.com

               HAEMONETICS ANNOUNCES CHAIRMAN SUCCESSION PLANS

         RONALD A. MATRICARIA JOINS THE BOARD AS CHAIRMAN-DESIGNATE

BRAINTREE, MA, October 22, 2002 - Sir Stuart Burgess, Chairman of Haemonetics Corporation (NYSE: HAE), today announced his intention to retire in March 2003 at the end of the Company's fiscal year. Haemonetics simultaneously announced that Ronald A. Matricaria, former CEO and Chairman of St. Jude Medical Inc., has joined the Board today and will succeed Sir Stuart as Chairman on April 1, 2003.

Sir Stuart has been a director of Haemonetics since 1992. He became Chairman in 1998 and introduced important changes to both the Board and management of the Company, which led to a marked improvement in Haemonetics' performance. Haemonetics has enjoyed a successful period of growth over the past several years, maintaining its leadership in automated blood processing systems and achieving an underlying adjusted growth in earnings per share that averaged 20% annually over the last three years.

Mr. Matricaria, 59 has had a highly successful thirty-five year career in the healthcare industry. For the last nine years, Mr. Matricaria was successively President and Chief Executive Officer and then Chairman of St Jude Medical Inc. He led that Company's diversification strategy to become a broad-based cardiovascular device company, which today is a world market leader in cardiac surgery, cardiac rhythm management, and vascular closure products and services. Prior to joining St. Jude Medical, Mr. Matricaria spent 24 years at Eli Lilly and Company. His last position was as President of North American Operations and Executive Vice President of the pharmaceutical division. He also was President of Lilly International as well as President of the medical device division, which was later spun off as Guidant Corporation.

Mr. Matricaria has a Bachelor of Science degree and honorary Doctor of Science degree from the Massachusetts College of Pharmacy. He continues to be a very active contributor to the advancement of healthcare technology and serves as a Board Member of St. Jude Medical, Inc., Cyberonics, Inc., Cardiodynamic International Corp., and Endocare Inc. Mr. Matricaria was recently the recipient of the In Vivo "Life Achievement Award," given out each year to a healthcare executive who has made significant contributions to the industry.

Sir Stuart commented, "This is an important transition and we have taken great care in choosing my successor. I am delighted that Ron Matricaria has joined us to become our next Chairman. His abilities and experience are exactly what we need to lead Haemonetics through its next stages of development and growth."

Haemonetics is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collections and plasma collections. To learn more about Haemonetics' products and markets, visit the Company's web site at http://www.haemonetics.com.